Exhibit 8.1

Celestica Cayman Holdings 1 Limited, a Cayman Islands corporation.
Celestica Corporation, a Delaware corporation.
Celestica Holdings Pte Ltd., a Singapore corporation.
Celestica Hong Kong Limited, a Hong Kong corporation.
Celestica Liquidity Management Hungary Limited Liability Company, a Hungary corporation.
Celestica (Gibraltar) Limited, a Gibraltar corporation.
Celestica (Luxembourg) S.ÀR.L., a Luxembourg corporation.
Celestica (Thailand) Limited, a Thailand corporation.
Celestica (USA) Inc., a Delaware corporation.
Celestica (US Holdings) Inc., a Delaware corporation.
IMS International Manufacturing Services Limited, a Cayman Islands corporation.
1282087 Ontario Inc., an Ontario corporation.